Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ADDS TWO BOARD MEMBERS

CHESTERLAND, Ohio (February 2, 2015) – Fairmount Santrol (NYSE: FMSA) today announced the appointments of Michael C. Kearney and Stephen J. Hadden to the Company’s Board of Directors, expanding the board’s size to nine members. These appointments are effective immediately.

“We are pleased to welcome Michael Kearney and Stephen Hadden to our Board of Directors,” said Jenniffer Deckard, President and Chief Executive Officer. “Both have extensive experience within global organizations in the oil and gas industry and we value the additional and complementary perspectives they bring to our board. Together, we will continue to drive Fairmount Santrol’s strategic priorities while remaining true to our strong commitment to sustainable development.”

Mr. Kearney has been a supervisory director of Core Laboratories N.V. (“Core Laboratories”) since 2004, and has served as the chairman of its audit committee since that time. Core Laboratories, a Dutch company with global operations, is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services. Mr. Kearney is also the Lead Director of Frank’s International N.V. (“Frank’s International”) Board of Supervisory Directors, and has served as chairman of its audit committee since 2013 and joined its compensation committee in 2014. Frank’s International, a Dutch company, specializes in supplying engineered tubular services for the oil and gas industry on a global basis.

Mr. Kearney formerly served as President and Chief Executive Officer of DeepFlex Inc. (“DeepFlex”) from September 2009 until June 2013, and served as DeepFlex’s Chief Financial Officer from January 2008 until September 2009. From 2004 to 2007, Mr. Kearney served as Executive Vice President and Chief Financial Officer of Tesco Corporation, a Canadian-based oil service company. From 1998 until 2004, Mr. Kearney served as the Chief Financial Officer and Vice President - Administration of Hydril Company, a manufacturer of products for petroleum drilling and production. Mr. Kearney has a Master of Science degree in Accountancy and a Bachelor of Business Administration degree in Finance.

Mr. Hadden has over 35 years of experience in the oil and gas industry, having served in various management roles for Texaco Inc., now Chevron Corporation, and more recently as Executive Vice President of Worldwide Exploration and Production for Devon Energy Corporation from 2004 until 2009. Mr. Hadden is currently a director of LINN Energy, and serves on its nominating, compensation, and audit committees. Previously, Mr. Hadden was a director with Berry Petroleum Company from February 2011 until its merger with LINN Energy. Mr. Hadden also served with the following entities: The Advisory Board of the Society of Petroleum Engineers, the Upstream Committee of the American Petroleum Institute, and the Western States Petroleum Association. He has a Bachelor of Science degree in Chemical Engineering.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and thousands of rail cars that allow the company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to sustainable development, environmental stewardship, and operational safety. Correspondingly, the company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit www.FairmountSantrol.com.

Investor contact:

Sharon Van Zeeland

Fairmount Santrol

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com